Execution Version

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is entered into as of August 8, 2025 (the “Execution Date”) by and among Heron Therapeutics, Inc., a Delaware corporation (the “Company”), the purchasers from time to time party hereto (each, a “Purchaser”, and collectively, the “Purchasers”), and Rubric Capital Management LP, as agent for the Purchasers (in such capacity, the “Designated Agent”).

RECITALS

WHEREAS, the Purchasers are willing, pursuant to the terms and conditions of this Agreement, to purchase from the Company convertible senior unsecured promissory notes, in substantially the form attached hereto as Exhibit A (each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Notes”) in an aggregate principal amount of up to $35,000,000, for an aggregate purchase price of $33,250,000 (the “Purchase Price”), which Note purchases are, and are deemed to be, part of a single loan issued pursuant to this Agreement;

WHEREAS, the Notes will be subordinated to all existing and future secured debt of the Company and its Subsidiaries and pari passu to all existing and future unsecured debt of the Company and its Subsidiaries and any cash payment in connection with the Notes will be subject to the terms of the Company’s second amendment to the working capital facility agreement, dated as of August 8, 2025, by and among the Company and Hercules Capital, Inc. as administrative agent and collateral agent and the lenders party thereto;

WHEREAS, the Notes are subject to conversion into shares of Common Stock of the Company on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.       DEFINITIONS.

1.1       Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“1% Exception” has the meaning specified in Section 4.4(h) hereof.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Purchaser shall be deemed an Affiliate of the Company.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Commission” or the “SEC” means the United States Securities and Exchange Commission.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the Common Stock of the Company, par value $0.01 per share. “Common Stock Change Event” has the meaning specified in Section 4.7(a) hereof. “Conversion Consideration” has the meaning specified in Section 4.3(b)(i) hereof. “Conversion Date” has the meaning specified in Section 4.2(a) hereof.

“Conversion Notice” has the meaning specified in Section 4.2(a) hereof.

“Conversion Price” means, in respect of each Note, as of any date, $1,000 divided by the Conversion Rate in effect on such date.

“Conversion Rate” means initially 555.5556 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“Cooperation Agreement” means that certain cooperation agreement entered into between the parties hereto of even date herewith.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HRTX <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Stock on such VWAP Trading Day, reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Disclosure Document” has the meaning specified in Section 9.6(c) hereof.

“Distributed Property” has the meaning specified in Section 4.4(c) hereof.

 “Effective Date” means, with respect to a Fundamental Change or a Make-Whole Fundamental Change, as applicable, the date such Fundamental Change or Make-Whole Fundamental Change, as applicable, occurs or becomes effective.

“Eligible Market” means The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market

“Exchange Cap” has the meaning specified in Section 4.11 hereof.

“Exchange Cap Allocation” has the meaning specified in Section 4.11 hereof.

“Ex-Dividend Date” means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Purchase Notice” means the “Form of Fundamental Change Purchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A. A “Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued when any of the following occurs:

(1)       a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries or the employee benefit plans of the Company or its Subsidiaries, files a Schedule TO or any schedule, form or other report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50.0% of the voting power of the Company’s Common Equity (or the Company becomes aware that such a filing is required but has not been made);

(2)       consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) pursuant to which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, shares, stock, other securities, other property or assets (including cash or any combination thereof), (B) any share exchange, consolidation, merger or similar event involving the Company pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, shares, stock, other securities, other property or assets (including cash or any combination thereof) or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s wholly-owned Subsidiaries (any such share exchange, consolidation, merger, similar event, transaction or series of transactions being referred to in this clause (2) as an “Event”); provided, however, that any such Event described in clause (A) or (B) above where the Persons that “beneficially owned,” directly or indirectly, the Company’s voting shares immediately prior to such event “beneficially own”, directly or indirectly, more than 50.0% of the total voting power of all outstanding classes of voting shares or stock of the continuing or surviving Person or transferee or the parent thereof immediately after such Event and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities such holders receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Fundamental Change”;

(3)       the holders of the Common Stock approve any plan or proposal for the Company’s liquidation or dissolution; or

(4)       the Common Stock ceases to be listed or admitted for trading on an Eligible Market(or any successor to the foregoing) (each such exchange or market, a “Permitted Exchange”), or the announcement by any such Permitted Exchange on which the Common Stock (or such other Common Equity) are then listed or admitted for trading that the Common Stock (or such other Common Equity) will no longer be so listed or admitted for trading, unless the Common Stock (or such other Common Equity) has been accepted for listing or admitted for trading on another Permitted Exchange.

If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period and any related Fundamental Change Purchase Date, references to the Company in this definition of “Fundamental Change” will apply to such other entity instead.

“Fundamental Change Company Notice” has the meaning specified in Section 10.1(b) hereof.

“Fundamental Change Expiration Time” has the meaning specified in Section 10.1(d) hereof

“Fundamental Change Purchase Date” has the meaning specified in Section 9.1(a) hereof.

“Fundamental Change Purchase Notice” has the meaning specified in Section 9.1(d) hereof

“Fundamental Change Purchase Price” has the meaning specified in Section 9.1(a) hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority, self-regulatory organization or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Holder” means a holder of Notes from time to time.

“Indebtedness” of any Person means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or derivative agreements or arrangements, and (h) all guarantees or other contingent obligations of such Person in respect of any of the foregoing.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, each March 1 and September 1, commencing March 1, 2026.

“IRC” has the meaning specified in Section 6.5 hereof.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices per share or, if more than one in either case, the average of the average last bid and the average last ask prices per share) on that Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. The Last Reported Sale Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, the “Last Reported Sale Price” will be the last quoted bid price per share for the Common Stock in the over- the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and last ask prices per share for the Common Stock on the relevant Trading Day from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. Any such determination will be conclusive absent manifest error.

“Lien” means any mortgage, deed of trust, or pledge, security interest, hypothecation, assignment, assigned deposit, arrangement, encumbrance, encroachment, lien (statutory or otherwise), claim, option, reservation or defect of any kind, or preference, or priority, or other security agreement or preferential arrangement of any kind of or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing statement under the UCC, or under the comparable law of any other jurisdiction).

“Liquidity Conditions” will be satisfied with respect to a Redemption if:

(1)       either (x) each Conversion Share would be eligible to be offered, sold or otherwise transferred by the Holder of such share pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (y) the offer and sale of such Conversion Share by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable by the Holder to sell such Conversion Share continuously during the period from, and including, the applicable Redemption Notice Date to, and including, the thirtieth (30th) calendar day after the date such Conversion Share is issued;

(2)       each Conversion Share referred to in clause (1) above (x) will, when sold or otherwise transferred pursuant to, in the case of clause (1)(x) above, Rule 144, or, in the case of clause (1)(y) above, the registration statement referred to in such clause be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number, (y) will not be represented by a certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws unless required by law; and (z) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Market;

(3)       each Conversion Share referred to in clause (1) above may be issued in full without violating Section 4.10 hereof and without violating the rules or regulations of the applicable Eligible Market on which the Common Stock is then listed for trading;

(4)       (x) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (2)(z) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (y) no such delisting or suspension is reasonably likely to occur or is pending based on the Company falling below the minimum listing maintenance requirements of such exchange;

(5)       the Company has not delivered a notice pursuant to Section 9.1(b) with respect to an anticipated Fundamental Change (unless such notice has been subsequently withdrawn pursuant to Section 9.1(g)); and

(6)       the Company shall not have provided such Holder any information that, at any time during the period from the applicable Redemption Notice Date through and including the related Redemption Date, constitutes material non-public information under the U.S. federal securities laws regarding the Company.

“Make-Whole Fundamental Change” means any event that is a Fundamental Change (subject to any exceptions or exclusions to the definition other than the exclusion in the proviso to clause (2) of the definition of “Fundamental Change”).

“Make-Whole Fundamental Change Effective Date” means with respect to a Make-Whole Fundamental Change, the date on which such Make-Whole Fundamental Change occurs or becomes effective.

“Market Disruption Event” means, if the Common Stock is listed for trading on the Nasdaq Capital Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one half-hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, prospects or operations of the Company or any of its Subsidiaries taken as a whole.

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings: (i) the breach of which by the Company or any Subsidiary or the termination of which would reasonably be expected to have a Material Adverse Effect, or (ii) that have been required to be filed as exhibits by the Company with the Commission pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the Commission.

“Net Operating Losses” has the meaning specified in Section 9.6(b) hereof.

“Note Documents” have the meaning specified in Section 11.3 hereof.

“Open of Business” means 9:00 a.m., New York City time.

 “Outstanding” means, with respect to the Notes any Notes executed and delivered by the Company except (i) Notes replaced pursuant to Section 11.13 hereof, on and after the time such Note is replaced (unless the Company receives proof satisfactory to them that such Note is held by a bona fide purchaser), (ii) Notes converted pursuant to Section 4 hereof, on and after their Conversion Date, (iii) any and all Notes, as of the Maturity Date, if the Company has deposited with the Purchasers thereof money sufficient to pay all of the Notes of such Purchaser then payable, and (iv) any and all Notes owned by the Company or any other obligor upon the Notes, or for purposes of votes or consents, any Affiliate of the Company or of such other obligor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Purchase Price” has the meaning specified in the Recitals.

“Purchaser” has the meaning specified in the preamble hereof and shall include, where applicable, Holders.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 9.5.

“Redemption Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice” has the meaning specified in Section 9.5(e) hereof.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 9.5(e).

“Redemption Period” means the period from, and including, the relevant Redemption Notice Date until the close of business on the Scheduled Trading Day immediately preceding the related Redemption Date or, if the Company defaults in the payment of the Redemption Price, until the Redemption Price has been paid or duly provided for.

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 9.5(d).

“Redemption Price Condition” has the meaning specified in Section 9.5(b) hereof.

“Reference Property” has the meaning specified in Section 4.7(a) hereof. “Reference Property Unit” has the meaning specified in Section 4.7(a) hereof.

“Reporting Period” means the period commencing on the Closing Date and ending on the earliest of: (i) the date as of which the Purchasers may sell all of the Conversion Shares under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act; (ii) the first anniversary of the conversion of all of the Notes, or (iii) the date on which such Purchaser shall have sold all of the Conversion Shares.

“Requisite Purchasers” means Purchasers holding at least a majority of the aggregate principal amount of the Notes then Outstanding.

“Required Purchasers” means Purchasers holding at least 25% of the aggregate principal amount of the Notes then Outstanding.

“Scheduled Trading Day” means (i) for all purposes other than for purposes of determining amounts due upon conversion, a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading; and (ii) for purposes of determining amounts due upon conversion, a day that is scheduled to be a VWAP Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If in each of clauses (i) and (ii) above the Common Stock is not so listed or admitted for trading, then, for these purposes, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the original date of issuance of the Notes.

“Spin-Off” has the meaning specified in Section 4.4(c) hereof.

“Spin-Off Valuation Period” has the meaning specified in Section 4.4(c) hereof. “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the principal securities exchange or securities market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Notice of Conversion.

“Stockholder Approval” has the meaning specified in Section 9.6(a) hereof.

“Stockholder Meeting” has the meaning specified in Section 9.6(a) hereof.

“Stockholder Meeting Deadline” has the meaning specified in Section 9.6(a) hereof.

“Stock Price” has the meaning specified in Section 4.4(c) hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person.

“Successor Company” has the meaning specified in Section 10 hereof.

“Trading Day” means a Scheduled Trading Day on which (i) trading in the Common Stock generally occurs on the Nasdaq Capital Market or, if the shares of Common Stock are not then listed on the Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which the shares of Common Stock are then listed or, if the shares of Common Stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the shares of Common Stock are then traded and (ii) there is no Market Disruption Event. If the shares of Common Stock are not so listed or traded, then, for these purposes, “Trading Day” means a Business Day.

“VWAP Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

 “VWAP Trading Day” means a day on which (i) there is no VWAP Market Disruption Event, and (ii) trading in the shares of Common Stock generally occurs on the Nasdaq Capital Market or, if the shares of Common Stock are not then listed on the Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock not so listed or admitted for trading, “VWAP Trading Day” means a Business Day.

2.       NOTE PURCHASE.

2.1       Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Notes in consideration for the amounts set forth on each Purchaser’s signature page attached hereto.

2.2       At or prior to the Closing Date, each Purchaser will pay the Purchase Price set forth on such Purchaser’s signature pages attached hereto by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchasers at least two Business Days prior to the Closing Date. On the Closing Date, the Company will issue and deliver the Notes against delivery of the Purchase Price. The foregoing notwithstanding, if the Purchaser has indicated to the Company at the time of execution of this Agreement a need to settle on a “delivery versus payment” basis, then the Company shall either deliver to such Purchaser (or such Purchaser’s designated custodian) the original Notes, whereupon following receipt of such instruments, then the Purchaser shall then promptly wire the Purchase Price as provided in this Section 2.2.

2.3       Closing. Subject to the satisfaction of the closing conditions set forth in Section 8, the closing with respect to the transactions contemplated in Section 2 hereof with respect to the Purchase Price (the “Closing”), shall take place remotely via the exchange of documents and signatures on the second Trading Day after the Execution Date (the “Closing Date”), or at such other time as the Company and Purchasers may agree in writing.

3.       TERM; REPAYMENT; INTEREST.

3.1       Term. The then-outstanding principal of the Notes, all accrued and unpaid interest thereon and any and all other sums payable to the Purchasers hereunder shall be due and payable in full in cash by wire transfer of immediately available funds on the fifth anniversary of the Closing Date (the “Maturity Date”).

3.2       Interest. The Notes will bear cash interest at a rate of 5.0% per year until maturity, provided that the Company has the right, at its election, upon at least five (5) Business Day written notice to the Purchasers, to pay all accrued and unpaid interest prior to September 1, 2026 in new Notes at a rate of 7.0% per year. Interest on the Notes will accrue from, and including, the most recent date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, the Closing Date. Interest will be paid semiannually in arrears on each Interest Payment Date. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

4.       CONVERSION

4.1       Right to Convert. Subject to and upon compliance with the provisions herein, after the later of (i) the receipt of Stockholder Approval or (ii) December 31, 2025, each Purchaser shall have the right, at such Purchaser’s option, to convert all of its Notes or any portion thereof having a principal amount equal to an integral multiple of $1,000, in accordance with this Section 4, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date.

4.2       Conversion Procedures.

(a)       Generally. To exercise the conversion privilege with respect to any Notes, the Purchaser of such Notes shall:

(i)       complete and manually or electronically sign a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”);

(ii)       deliver the Conversion Notice, which is irrevocable, and the Note to the Company;

(iii)       if required, furnish appropriate endorsements and transfer documents; and

(iv)       if required, pay all transfer or similar taxes as set forth in Section 4.2(d)

Notwithstanding anything herein or in the Notes to the contrary, (i) if the Company calls any Note for Redemption pursuant to Section 9.5, then (x) the Purchaser of such Note may not convert such Note after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note in accordance with this Agreement and (y) so long as the Purchase delivers the Conversion Notice prior to the Close of Business on the Business Day immediately before the applicable Redemption Date, shall be deemed to have properly exercised such conversion right as of such date, provided the Company shall not be obligated to actually issue Common Stock until such Purchaser complies with the remainder of this Section 4.2 and (ii) if a Note has been submitted for repurchase pursuant to a Fundamental Change Purchase Notice such Note may not be converted except to the extent such Fundamental Change Purchase Notice is withdrawn in accordance with Section 10.5 hereof prior to the relevant Fundamental Change Expiration Time. A Purchaser of the Notes shall deliver to the Company the original Note so converted pursuant to this Section 4 as promptly as practicable after delivery of the Conversion Notice with respect to such Note.

For any Note, the date on which the Purchaser of such Note satisfies all of the applicable requirements set forth above with respect to such Note (except for any requirement to deliver to the Company such original of such converted Note) shall be the “Conversion Date” with respect to such Note, and upon such Conversion Date, conversion shall be deemed to have been effected as to any such Note.

For the avoidance of doubt, until a Purchaser is deemed to become the holder of record of Common Stock, if any, issuable upon conversion of such Purchaser’s Notes as contemplated in the immediately preceding sentence, such Purchaser shall not have any rights as a holder of Common Stock with respect to such Common Stock issuable upon conversion of such Notes. At the Close of Business on the Conversion Date for a Note, the converting Purchaser shall no longer be the holder of such Note.

(b)       Endorsement. Any Notes surrendered for conversion shall, unless Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Purchaser or its duly authorized attorney.

(c)        Partially Converted Notes. If any Notes in a denomination greater than$1,000 shall be surrendered for partial conversion, the Company shall execute and deliver to the Purchaser of the Notes so surrendered, without charge, new Notes in Authorized Denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

(d)       Taxes Due upon Conversion. If a Purchaser converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any Common Stock upon the conversion, unless the tax is due because the Purchaser requests that any shares be issued in a name other than the Purchaser’s name, in which case the Purchaser will pay that tax.

4.3       Settlement Upon Conversion.

(a)       Settlement. Upon the conversion of any Note, the Company shall, at the Company’s election as indicated in the applicable Notice of Conversion, settle such conversion, on or before the earlier of (i) the first (1st) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which such Purchaser has delivered the applicable Notice of Conversion to the Company, by delivering, as provided in this Section 4, cash, shares of Common Stock, or a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 4.3(b).

(b)       Conversion Consideration.

(i)       Generally. The type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be paid by the Company, at it’s option, in cash, a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion, or a combination of cash and shares of Common Stock based on the Conversion Rate in effect on the Conversion Date for such conversion. If all or any portion of such conversion is to be settled in shares of Common Stock, the number of shares of Common Stock that the Company will be required to deliver with respect to such conversion shall be a number of shares of Common Stock equal to the applicable percentage of the Conversion Rate in effect on the Conversion Date. If all or any portion of such conversion is to be settled in cash, the amount of cash that the Company will be required to deliver with respect to such conversion in shall be the product of (a) the to the applicable percentage of the Conversion Rate on the applicable Conversion Date and (b) the arithmetic average of the Daily VWAPs of the Common Stock during the ten (10) consecutive VWAP Trading Day period ending on the VWAP Trading Day immediately preceding the applicable Conversion Date.

(ii)       Cash in Lieu of Fractional Shares. If upon conversion of a Note, the number of shares of Common Stock deliverable pursuant to Section 4.3(b)(i) upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) the Daily VWAP on the Conversion Date for such conversion (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

(iii)       Conversion of Multiple Notes by a Single Purchaser. If a Purchaser converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by such Purchaser.

 (c)       Delivery of the Conversion Consideration. Except as set forth in Section 4.4, Section 4.6 or Section 4.7, the Company will pay or deliver, as applicable, to the Purchaser the Conversion Consideration due upon the conversion of any of its Notes on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(d)       Accrued but unpaid Interest. Accrued but unpaid interest to but not including the Conversion Date of a Note shall be due and payable by the Company to the Purchaser thereof concurrently with the delivery of any shares of Common Stock upon the conversion of such Note, and the Company will not adjust the Conversion Rate to account for any such accrued and unpaid interest on such Note.

4.4       Adjustment of Conversion Rate. The Conversion Rate will be adjusted as described in this Section 4.4, except that the Company shall not make any adjustment to the Conversion Rate if each Purchaser participates (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and as a result of holding the Notes, in any of the transactions described below without having to convert its Notes, as if it held a number of shares of Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Purchaser.

(a)       If the Company issues exclusively Common Stock as a dividend or distribution on all or substantially all Common Stock, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x OS1

where,

CR0 =the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR1 =the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or such effective date, as applicable;

OS0 =the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date, as applicable; and

OS1 =the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effectiveness of such share split or share combination, as applicable.

Any adjustment made under this Section 4.4(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 4.4(a) is declared but not so paid or made or any share split or share combination of the type described in this Section 4.4(a) is announced but not consummated, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or share split or share combination had been announced.

(b)       If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them to subscribe for or purchase Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

CR0 =the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1 =the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0 =the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X =the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance.

Any increase made under this Section 4.4(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Stock is not delivered upon the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase in the Conversion Rate with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, or if such rights, options or warrants are not exercised prior to their expiration, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such issuance had not occurred.

For purposes of this Section 4.4(b) hereof, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

 (c)       If the Company distributes “shares” (which term, for purposes of this Section 4.4(c), shall be deemed to mean Capital Stock), evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its shares or other securities, to all or substantially all holders of the Common Stock, excluding:

(i)       dividends, distributions, rights, options or warrants as to which an adjustment is effected (or would have been effected without regard to the 1% Exception) pursuant to Section 4.4(a) hereof or Section 4.4(b) hereof;

(ii)       dividends or distributions paid exclusively in cash as to which an adjustment is effected (or would have been effected without regard to the 1% Exception) pursuant to Section 4.4(d) hereof; and

(iii)       Spin-Offs, as to which the provisions set forth below in this Section 4.4(c) shall apply;

(any of such shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	SP
SP - FMV

where,

CR0 =the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP =the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex- Dividend Date for such distribution; and

FMV =the fair market value (as determined by the Board of Directors) of Distributed Property distributed with respect to each outstanding share of Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP” (as defined above), in lieu of the foregoing increase, each Purchaser shall receive, in respect of each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Purchaser would have received as if such Purchaser owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the record date for the distribution.

Any increase made pursuant to the immediately preceding formula in this Section 4.4(c) will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

With respect to an adjustment pursuant to this Section 4.4(c) where there has been a payment of a dividend or other distribution on the Common Stock of any class or series of shares, or any similar equity interest, of or relating to any Subsidiaries of the Company or business units of the Company, and such shares or similar equity interest are or is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1 =the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0 =the average of the Last Reported Sale Prices of the shares or similar equity interest distributed to holders of shares of Common Stock applicable to one Common Share over the first 10 consecutive Trading Day period after, but excluding, the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0 =the average of the Last Reported Sale Prices of the shares of Common Stock over the Spin- Off Valuation Period.

Any increase made pursuant to the immediately preceding formula in this Section 4.4(c), will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary herein or in the Notes, the Company will, if necessary, delay the settlement of such conversion until the second Business Day after the last Trading Day of the Spin-Off Valuation Period.

(d)       If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP
SP - D

where,

CR0 =the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 =the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP =the average of the Last Reported Sale Prices of the Common Stock on the three consecutive Trading Day period immediately preceding the Ex-Dividend Date for such dividend or distribution; and

D =the amount in cash per share that the Company distributes to all or substantially all holders of the Common Stock.

If “D” (as defined above) is equal to or greater than “SP” (as defined above), then, in lieu of the foregoing increase, each Purchaser shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Purchaser would have received if such Purchaser had owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the record date for such cash dividend or distribution. Any increase under this Section 4.4(d) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e)       If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such last date, the “Offer Expiration Date”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =the Conversion Rate in effect immediately prior to the Close of Business on the Offer Expiration Date;

CR1 =the Conversion Rate in effect immediately after the Close of Business on the Offer Expiration Date

AC =the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Common Stock purchased in such tender or exchange offer;

 OS0 =the number of shares of Common Stock outstanding immediately prior to the expiration time of the tender or exchange offer on the Offer Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =the number of shares of Common Stock outstanding immediately after the expiration time of the tender or exchange offer on the Offer Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date (the “Tender/Exchange Offer Valuation Period”).

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 4.4(e), except to the extent provided in the last sentence of this paragraph. The adjustment to the Conversion Rate pursuant to this Section 4.4(e) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after Close of Business on the Offer Expiration Date, with retroactive effect. If a Note is converted and the Conversion Date occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Agreement or the Notes, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period. To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer. If the Company pays any dividend partially in partially in Common Stock, partially in Distributed Property and/or partially in cash or other property, the provisions of Section 4.4(a), Section 4.4(c) and this Section 4.4(d) shall each apply as applicable, and the Company shall effectuate such adjustments in the order that results in the greatest benefit to the Purchasers.

(f)       Special Settlement Provisions. Notwithstanding anything to the contrary herein or in the Notes, if a Purchaser converts a Note and:

(1)       the record date, effective date or Offer Expiration Date for any event that requires an adjustment to the Conversion Rate under any of Section 4.4(a) through (e) hereof occurs, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date;

(2)       the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(3)       such shares of Common Stock are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, (x) the Company will, without duplication, give effect to such adjustment on such Conversion Date; and (y) if the date the Company is otherwise required to deliver the Conversion Consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

In addition, notwithstanding anything to the contrary herein, if:

(i)       a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 4.4(a) through (e);

(ii)       a Note is to be converted;

(iii)       the Conversion Date for such conversion occurs on or after such Ex- Dividend Date and on or before the related record date;

(iv)       the Conversion Consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and

(v)       such shares of Common Stock would be entitled to participate in such dividend or distribution,

then, although the Company will otherwise treat such Purchaser as the holder of record of such shares of Common Stock on the Conversion Date, the Company shall not permit such Purchaser to participate in such event on account of such Common Stock; provided, however, and for the avoidance of doubt, if such Conversion Rate does not include any adjustment for such dividend or distribution, such Purchaser shall be entitled to participate in such dividend or distribution as if such Purchaser were a holder of shares of Common Stock equal to the shares of Common Stock into which such Purchaser’s Notes are converted.

(g)       Poison Pill. If a Purchaser converts a Note, the Purchaser converting such Note will receive, in addition to any shares of Common Stock to which it is entitled in connection with such conversion, the rights under any shareholders rights plan of the Company in effect at such time, unless prior to the applicable Conversion Date, the rights have separated from the Common Stock, in which case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, Distributed Property as described in Section 4.4(c) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights. In all other cases, the issuance of rights pursuant to a rights plan will not result in an adjustment to the Conversion Rate pursuant to Section 4.4(c) hereof.

(h)       Deferral of Adjustments. Notwithstanding anything to the contrary herein, the Company will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate; provided, however, that the Company shall carry forward any adjustment that is less than one percent (1%) of the Conversion Rate, shall take such carried-forward adjustments into account in any subsequent adjustment, and shall make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than one percent (1%), (i) annually on the anniversary of the first date of issue of the Notes; and (ii) otherwise, (1) on each Conversion Date; and (2) if a Fundamental Change occurs or the Company calls the Notes for Redemption, in each case unless such adjustment has already been made. The provisions of this Section 4.4(h) are referred to as the “1% Exception.”

(i)       Limitation on Adjustments. Except as stated in this Section 4.4, the Company will not adjust the Conversion Rate for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or the right to purchase Common Stock or such convertible or exchangeable securities. Notwithstanding anything herein or in the Notes to the contrary, if the application of the formulas in Section 4.4(a) through (e) hereof would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination).

In addition, notwithstanding anything to the contrary herein, the Conversion Rate will not be adjusted:

(i)       on account of share repurchases that are not tender offers referred to in Section 4.4(e) hereof, including structured or derivative transactions, or transactions pursuant to a share repurchase program approved by the Board of Directors or otherwise;

(ii)       upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Stock under any plan;

(iii)       upon the issuance of any Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Company or any of its Subsidiaries;

(iv)       upon the issuance of any Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 4.4(i)(iii) above and outstanding as of the date the Notes were first issued;

(v)       for a change in the par value of the Common Stock; or

(vi)       for accrued and unpaid interest on the Notes, if any.

In addition, the Company will not undertake any action that would result in the Company being required, pursuant to this Agreement, to adjust the Conversion Rate such that the Conversion Price per share of Common Stock will be less than the par value per share of Common Stock.

(j)       For purposes of this Section 4.4, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractional shares of Common Stock.

(k)       Whenever the Company is required to calculate or make adjustments to the Conversion Rate, the Company will do so to the nearest 1/10,000th of a share of Common Stock, rounding any additional decimal places up or down in a commercially reasonable manner.

4.5       Discretionary and Voluntary Adjustments.

(a)       Discretionary Adjustments. Whenever any provision of this Agreement requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs or any function thereof over a span of multiple days (including the Stock Price for purposes of a Make- Whole Fundamental Change), the Company will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, Ex-Dividend Date or Offer Expiration Date, as applicable, of the event occurs, at any time during the period when such Last Reported Sale Prices, the Daily VWAPs or function thereof is to be calculated.

(b)       Voluntary Adjustments. To the extent permitted by applicable law and applicable requirements of the Nasdaq Capital Market, the Company is permitted to increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. To the extent permitted by applicable law and applicable requirements of the Nasdaq Capital Market, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

4.6       Adjustment to Conversion Rate Upon Conversion in Connection with a Make- Whole Fundamental Change.

(a)       Increase in the Conversion Rate. If a Make-Whole Fundamental Change occurs and a Purchaser elects to convert its Notes in connection with such Make-Whole Fundamental Change, then the Company shall, to the extent provided herein, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described in this Section 4.6. A conversion of Notes shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Conversion Agent during the period from, and including, the Make-Whole Fundamental Change Effective Date up to, and including, the Close of Business on the Business Day immediately prior to the related Fundamental Change Purchase Date or, if such Make-Whole Fundamental Change is not also a Fundamental Change, the 35th Business Day immediately following the Make-Whole Fundamental Change Effective Date (such period, the “Make-Whole Fundamental Change Period”).

(b)       Cash Mergers. Notwithstanding anything to the contrary herein, if the consideration paid to holders of the Common Stock in any Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change” is comprised entirely of cash, then, for any conversion of Notes with a Conversion Date that is on or after the Make-Whole Fundamental Change Effective Date, then (i) in respect of all conversions whose Conversion Date occurs on or after the Make-Whole Fundamental Change Effective Date, the payment and delivery obligations upon the conversion of a Note shall be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and shall be deemed to be a cash amount equal to the applicable Conversion Rate (including any adjustment as described in this Article 4) multiplied by such Stock Price; and (ii) the Company’s conversion obligation will be determined and paid to Purchasers in cash on or before the earlier of (i) the first (1st) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the applicable Conversion Date. Otherwise, the Company will settle any conversion of the Notes following the Make-Whole Fundamental Change Effective Date in accordance with Section 4.3 hereof (but subject to Section 4.4 hereof).

(c)       Determining the Number of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased for a Purchaser that converts its Notes in connection with a Make-Whole Fundamental Change shall be determined by reference to the table attached as Schedule A hereto, based on the Make-Whole Fundamental Change Effective Date and the price (the “Stock Price”) paid (or deemed paid) per share of Common Stock in the Make-Whole Fundamental Change, as determined under the two immediately following sentences. In the case of a Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change,” where holders of the Company’s Common Stock receive only cash in such Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the 5 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date.

(d)       Interpolation and Limits. The exact Stock Prices and Make-Whole Fundamental Change Effective Dates may not be set forth in the table in Schedule A, in which case:

(i)       if the Stock Price is between two Stock Prices in the table or the Make-Whole Fundamental Change Effective Date is between two dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later dates, as applicable, based on a 365- or 366-day year, as applicable;

(ii)       if the Stock Price is greater than $10.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A hereof), no Additional Shares will be added to the Conversion Rate; and

(iii)       if the Stock Price is less than $1.50 per share (subject to adjustments in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A hereof), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased on account of a Make-Whole Fundamental Change to exceed 633.3333 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate is required to be adjusted as set forth in Section 4.4 hereof.

The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise required to be adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate is required to be adjusted as set forth in Section 4.4.

(e)       Notices. The Company shall notify the Purchasers of any Make-Whole Fundamental Change Effective Date no later than five Business Days after such Make-Whole Fundamental Change Effective Date.

4.7       Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a)       Common Stock Change Event. In the case of:

(i)       any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination);

(ii)       any consolidation, merger or combination involving the Company;

(iii)       any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(iv)       any binding share exchange;

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, shares, stock, other securities, other property or assets (including cash or any combination thereof) (such shares, stock, securities, property or assets, “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such transaction, a “Reference Property Unit”) (any such event, a “Common Stock Change Event”), then, notwithstanding anything to the contrary herein or in the Notes, at the effective time of such Common Stock Change Event, (i) the consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 4 were instead a reference to the same number of Reference Property Units, (ii) for purposes of Section 10.5(b) or (c), each reference to Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units and (iii) for purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the term “Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property. If any Reference Property Unit consists entirely of cash, then the Company will settle all such conversions within two Business Days of the relevant Conversion Date. For these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or in the case of cash denominated in U.S. Dollars, the face amount thereof). The Company (and such other Persons, if any, specified in the immediately following paragraph) shall, as a condition precedent to such Common Stock Change Event execute and deliver to the Purchasers a form of amendment hereto in form reasonably satisfactory to the Requisite Purchasers giving effect to the provisions of this Section 4.7.

The Company shall not become a party to any Common Stock Change Event unless its terms are consistent with this Section 4.7. Such amendment described in the first paragraph of this Section 4.7(a) shall provide for adjustments which shall be as nearly equivalent to the adjustments provided for in this Section 4 in the judgment of the Board of Directors or the board of directors of the successor Person. If, in the case of any such Common Stock Change Event, the Reference Property receivable thereupon by a holder of Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing Person, as the case may be, in such Common Stock Change Event, then such amendment shall also be executed by such other Person.

(b)       Composition of the Reference Property Unit. If the Reference Property in any Common Stock Change Event consists of more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Reference Property Unit will be deemed to be the weighted average, per share of Common Stock, of the types and amounts of consideration actually received by the holders of Common Stock. The Company shall notify Holders of the weighted average as soon as practicable after such determination is made.

4.8       Certain Covenants. The Company covenants that all Common Stock that may be issued upon conversion of Notes shall be issued in book-entry format, shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Purchaser or due to a change in registered owner). The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Notes on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

4.9       Notice to Holders.

(a)       Notice to Holders Prior to Certain Actions. The Company shall deliver written notices of the events specified below at the times specified below and containing the information specified below unless, in each case, (i) pursuant to this Agreement, the Company is already required to deliver notice of such event containing at least the information specified below at an earlier time or (ii) the Company, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Company shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Company, deliver notice to each Purchaser containing such information. In each case, the failure by the Company to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(i)       Issuances, Distributions, and Dividends and Distributions. If the Company (A) announces any issuance of any rights, options or warrants that would require an adjustment in the Conversion Rate pursuant to Section 4.4(b) hereof; (B) authorizes any distribution that would require an adjustment in the Conversion Rate pursuant to Section 4.4(c) hereof (including any separation of rights from the Common Stock described in Section 4.4(g) hereof); or (C) announces any dividend or distribution that would require an adjustment in the Conversion Rate pursuant to Section 4.4(d) hereof, then the Company shall deliver to the Purchasers, as promptly as practicable after the holders of the Common Stock are notified of such event, notice describing such issuance, dividend or distribution, as the case may be, and stating the expected Ex-Dividend Date and record date for such issuance, dividend or distribution, as the case may be. In addition, the Company shall deliver to the Purchasers written notice if the consideration included in such issuance, dividend or distribution, or the Ex-Dividend Date or record date of such issuance, dividend or distribution, as the case may be, changes.

(ii)       Tender and Exchange Offers. If the Company announces any tender or exchange offer that could require an adjustment in the Conversion Rate pursuant to Section 4.4(e) hereof, the Company shall deliver to the Purchasers on the day it announces such tender or exchange offer, and, if the Company is required to file with the Commission a Schedule TO in connection with such tender or exchange offer, an additional written notice (i) when the Company first files such Schedule TO, which notice shall include the address at which such Schedule TO is available on the Commission’s EDGAR system (or any successor thereto), and (ii) whenever the Company files an amendment to such Schedule TO, which notice shall include the address at which such amendment is available on the Commission’s EDGAR system (or any successor thereto).

(iii)       Voluntary Increases. If the Company increases the Conversion Rate pursuant to Section 4.5(b), the Company shall deliver notice to the Holders at least two Scheduled Trading Days prior to the date on which such increase will become effective, which notice shall state the date on which such increase will become effective and the amount by which the Conversion Rate will be increased.

(iv)       Dissolutions, Liquidations and Winding-Ups. If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall deliver notice to the Purchasers at promptly as possible, but in any event prior to the earlier of (i) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (ii) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of Common Stock is expected to be entitled, or may elect, to receive in such event. The Company shall deliver an additional written notice to Purchasers, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of Common Stock is expect to be entitled to receive in such event, changes.

4.10       Beneficial Ownership Conversion Limits. Notwithstanding Section 4.1, a Purchaser shall not have the right to convert all or any portion of the Notes held by such Purchaser pursuant to Section 4.1 or otherwise, to the extent that immediately prior to, or immediately after giving effect to such conversion such Purchaser (together with its Affiliates and any other Persons acting as a group together with such Purchaser or any of such Purchaser’s Affiliates (such Persons, collectively, the “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Purchaser and its Affiliates and Attribution Parties shall not include the number of shares of Common Stock that would be issuable upon (i) conversion of the non-converted portion of the Notes beneficially owned by the Purchaser or any of its Affiliates or Attribution parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company in each case to the extent subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Purchaser or any of its Affiliates or Attribution Parties. For purposes of this Section 4.10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by each Purchaser that the Company is not representing to such Purchaser that such calculation is in compliance with Section 13(d) of the Exchange Act and such Purchaser is solely responsible for any schedules required to be filed in accordance therewith. A determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4.10, in determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written request of a Purchaser, the Company shall, within one Trading Day, confirm orally and in writing to such Purchaser the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by such Purchaser or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Purchaser. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of shares of Common Stock outstanding immediately prior to, and immediately after giving effect to, the conversion of all or any portion of the Notes. A Purchaser, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions in this Section 4.10, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately prior to, and immediately after giving effect to, the conversion of all or any portion of the Notes. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

4.11       Nasdaq Conversion Limits. Notwithstanding anything to the contrary in the Note Documents, until the receipt of Stockholder Approval, in no event shall the Company be required to issue shares of Common Stock upon conversion of the Notes in excess of 30,658,359 shares in the aggregate (the “Exchange Cap”). Until such approval is obtained, no Purchaser shall be issued in the aggregate, pursuant to the terms of the Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to this Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to this Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation with respect to such portion of such Notes transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder of Notes shall convert all of such Holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such Holder.

5.       REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Purchasers as of the Closing Date as follows:

5.1       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on the financial condition, business, or operations of the Company taken as a whole.

5.2       Corporate Power and Authority; Valid Issuance of Shares.

(a)       The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Note Documents and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company’s board of directors or a duly authorized committee thereof and no further consent or authorization of the Company, its board of directors or its stockholders is required (other than Stockholder Approval with respect to issuances of shares of Common Stock pursuant to the terms of the Notes in excess of the Exchange Cap). This Agreement has been duly executed and delivered by the Company, and the other instruments referred to herein to which it is a party and any Note Document to which it is a party will be duly executed and delivered by the Company, and each such instrument or Note Document constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)       The shares of Common Stock underlying the Notes (the “Conversion Shares”) have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, the Conversion Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances (other than restrictions on transfer under the Note Documents arising under applicable federal and state securities laws), and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

(c)       The Notes have been duly and validly authorized by all necessary corporate action, have been duly and validly executed and delivered, and constitute valid and binding obligations of the Company.

5.3       Consents. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Conversion Shares and the provision to the Purchaser of the rights contemplated by the Note Documents) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws.

5.4       No Conflicts.

(a)       The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Conversion Shares and the provision to the Purchasers of the rights contemplated by the Note Documents) will not (i) result in a violation of the certificate of incorporation, as amended or the by-laws, as amended, or any equivalent organizational document of the Company or any Subsidiary (the “Charter Documents”) or require the approval of the Company’s stockholders, (ii) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (iv) result in a violation of or require stockholder approval under any rule or regulation of The Nasdaq Stock Market that has not been so obtained, or (v) except as set forth in this Agreement, result in the creation of any encumbrance upon any of the Company’s or any of its Subsidiary’s assets, except under clauses (ii) through (v) any violation, breach, default or encumbrance as would not result in a Material Adverse Effect.

(b)       Neither the Company nor any Subsidiary is (i) in violation of its Charter Documents, (ii) in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party, nor has the Company or any Subsidiary received written notice of a claim that it is in default under, or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (iii) in violation of, or in receipt of written notice that it is in violation of, any law, ordinance or regulation of any Governmental Entity, except where the violation would not result in a Material Adverse Effect, and (iv) in violation of any order of any Governmental Entity having jurisdictional over the Company or any Subsidiary or any of the Company’s or any Subsidiary’s properties or assets.

5.5       Capitalization.

(a)       As of the Execution Date, the authorized capital stock of the Company consists of 402,500,000 shares of capital stock, of which 400,000,000 are designated as Common Stock and 2,500,000 are designated as preferred stock, $0.01 par value per share (“Preferred Stock”). As of June 30, 2025, (i) 153,252,956 shares of Common Stock were issued and outstanding and no shares of preferred stock; (ii) 29,697,268 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Common Stock (the “Options”) outstanding as of such date; (iii) 4,132,902 shares of Common Stock were issuable (and such number was reserved for issuance) upon vesting of restricted stock units for the issuance of Common Stock (the “RSUs”) outstanding as of such date; (iv) 1,460,510 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants to purchase Common Stock (the “Outstanding Warrants”) outstanding as of such date; and (v) 9,819,300 shares of Common Stock were issuable (and such number was reserved for issuance) upon conversion of the 1.5% senior convertible notes due 2026 (the “2026 Senior Convertible Notes”) under the terms of the Original Agreement outstanding as of such date.

(b)       As of June 30, 2025, except for: (i) the Options, (ii) the RSUs, (iii) the Outstanding Warrants, and (iv) the 2026 Senior Convertible Notes, there were no options, warrants or other rights to acquire Equity Securities from the Company.

(c)       There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes.

5.6       Subsidiaries. Except for Heron Therapeutics B.V., organized in the Netherlands, the Company does not have any Subsidiaries, and such Subsidiary is wholly owned by the Company.

5.7       Material Contracts. Each Material Contract is the legal, valid and binding obligation of the Company or a Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company and each Subsidiary, as the case may be, is in compliance with all material terms of the Material Contracts to which it is party, and there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company or any Subsidiary under any such Material Contract or, to the knowledge of the Company and each Subsidiary, by any other Person to any such contract except where such breach, violation or default would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

5.8       The Nasdaq Stock Market. The Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) and, at the time of the issuance, the Conversion Shares will be listed for trading on Nasdaq. To the Company’s knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Conversion Shares. The Company is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Conversion Shares) will not result in any noncompliance by the Company with any such requirements.

5.9       SEC Reports; Financial Statements; Shell Company Status.

(a)       The Company’s Common Stock is registered under Section 12(b) of the Exchange Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and, in each case, to the rules promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)       The financial statements and the related notes of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present the consolidated financial position of the Company as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There is no transaction, arrangement, or other relationship between the Company or any Subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

(c)       The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

5.10       Disclosure Controls and Procedures; Internal Controls Over Financial Reporting.

(a)       The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

(b)       The Company maintains internal control over financial reporting (as such term is defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting is effective. The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Company’s internal control over financial reporting based on their evaluations as of the end of the period covered by such report. Since the Evaluation Date, there have been no significant changes in the Company’s internal control over financial reporting or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal control over financial reporting.

5.11       Absence of Litigation. There is no claim, action, suit, arbitration, investigation or other proceeding pending against, or to the knowledge of the Company and each Subsidiary, threatened against or affecting, the Company, any Subsidiary or any of the Company’s or any Subsidiary’s properties or, to the knowledge of the Company and each Subsidiary, any of its respective officers or directors before any Governmental Entity, in each case other than legal proceedings that are not reasonably expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to the Company or any Subsidiary. There has not been, and to the knowledge of the Company and each Subsidiary, there is not pending or contemplated, any investigation by the Commission of the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s knowledge, the SEC has not issued any such order.

5.12       Due Authorization; Consents. All corporate action on the part of the Company necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Company under Note Documents, (b) the authorization, issuance, execution and delivery of the Notes by the Company and (c) other than Stockholder Approval with respect to issuances of shares of Common Stock pursuant to the terms of the Notes in excess of the Exchange Cap, the authorization, issuance, reservation for issuance and delivery by the Company of all of the equity securities issuable upon conversion of the Notes has been taken. This Agreement and the Notes constitute a valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. All consents, approvals and authorizations of, and registrations, qualifications and filings with, any federal or state governmental agency, authority or body, or any third party, required in connection with the execution, delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby have been obtained; provided, however, that with respect to any required filings under Regulation D or any other federal or state securities filings, the Company will make such filings within fifteen business days after the Execution Date.

5.13       Valid Issuance of Stock. The outstanding shares of the capital stock of the Company have been duly and validly issued and are fully paid and non-assessable. Such shares of capital stock, and all outstanding options and other securities of the Company have been issued in compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the registration and qualification requirements of applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti- fraud provisions.

5.14       Compliance with Laws.

(a)       Except as would not result in a Material Adverse Effect: (i) the Company is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of the Company or out-licensed by the Company (a “Company Product”), including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C.§ 262, similar laws of other Governmental Entities and the regulations promulgated pursuant to such laws (collectively, “Applicable Laws”); (ii) the Company possesses all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws and/or for the ownership of its properties or the conduct of its business as it relates to a Company Product and as described in the SEC Reports (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and the Company is not in violation of any term of any such Authorizations; (iii) the Company has not received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws or Authorizations relating to a Company Product; (iv) the Company has not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any Company Product, operation or activity related to a Company Product is in violation of any Applicable Laws or Authorizations or has any knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, nor, to the Company’s knowledge, has there been any noncompliance with or violation of any Applicable Laws by the Company that would reasonably be expected to require the issuance of any such written notice or result in an investigation, corrective action, or enforcement action by the FDA or similar Governmental Entity with respect to a Company Product; (v) the Company has not received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations or has any knowledge that any such Governmental Entity has threatened or is considering such action with respect to a Company Product; and (vi) the Company has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission).

(b)       To the Company’s knowledge, neither the Company nor any of its directors, officers, employees or agents, has made, or caused the making of, any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Entity.

(c)       The clinical studies and tests conducted by the Company or on behalf of the Company, have been and, if still pending, are being conducted in all material respects pursuant to all Applicable Laws and Authorizations; the descriptions of the results of such clinical studies and tests contained in the SEC Reports are accurate and complete in all material respects and fairly present the data derived from such clinical studies and tests; the Company is not aware of any clinical studies or tests, the results of which the Company believes reasonably call into question the research, nonclinical or clinical study or test results described or referred to in the SEC Reports when viewed in the context in which such results are described; and the Company has not received any written notices or correspondence from any Governmental Entity requiring the termination, suspension or material modification of any clinical study or test conducted by or on behalf of the Company.

5.15       Intellectual Property Matters. The Company owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the SEC Reports to be conducted (the “Company Intellectual Property”), except for such Intellectual Property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there are no rights of third parties to any Company Intellectual Property, other than as licensed by the Company. To the knowledge of the Company, there is no infringement by third parties of any Company Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any Company Intellectual Property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Company Intellectual Property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not aware of any facts required to be disclosed to the USPTO which have not been disclosed to the USPTO and which would preclude the grant of a patent in connection with any patent application of the Company Intellectual Property or could form the basis of a finding of invalidity with respect to any issued patents of the Company Intellectual Property.

5.16       Absence of Changes. Since December 31, 2024: (a) there has not been any Material Adverse Effect or any event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (b) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (c) neither the Company nor any Subsidiary has sustained any material loss or interference with the Company’s or any Subsidiary’s business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (d) neither the Company nor any Subsidiary has incurred any material liabilities except in the ordinary course of business.

5.17       Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to each Purchaser as a result of such Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Conversion Shares and such Purchaser’s ownership of the Conversion Shares.

5.18       Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.19       Ownership of Properties.

(a)       The Company and each of its Subsidiaries has valid and legal title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)       To the knowledge of the Company, no other Person has contested any right, title or interest of the Company in any Company Intellectual Property, or any anticipated products and applications derived or expected to be derived therefrom, in each case that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)       The property of the Company and each of its Subsidiaries is subject to no Liens.

5.20       Disclosure. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 hereof.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser, severally but not jointly, represents and warrants to the Company as follows as of the Closing Date as follows:

6.1       Investigation; Economic Risk. Each Purchaser acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers. Each Purchaser further acknowledges having had access to information about the Company that it has requested. Each Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement. Each Purchaser further acknowledges that it has obtained its own attorneys, business advisors and tax advisors as to legal, business and tax advice (or has decided not to obtain such advice) and has not relied on the Company or any of its Subsidiaries for such advice.

6.2       Purchase for Own Account. Each Note issued to each Purchaser will be acquired by such Purchaser for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof in violation of applicable securities laws.

6.3       Exempt from Registration; Restricted Securities. Each Purchaser understands that the sale of the Notes will not be registered under the Securities Act on the grounds that the sale provided for in this Agreement is exempt from registration under of the Securities Act, and that the reliance on such exemption is predicated in part on each Purchaser’s representations set forth in this Agreement. Each Purchaser understands that the Notes and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

6.4       Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.

6.5       Foreign Purchasers. If a Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “IRC”)), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Notes or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Notes or any equity securities which the Notes may be converted into or exercised for pursuant to the terms hereof. The Company’s offer and sale and Purchaser’s acquisition of and payment for and continued beneficial ownership of the Notes or any equity securities which the Notes may be converted into pursuant to the terms hereof will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

6.6       No Disqualification Events. No (i) Purchaser, (ii) any of their directors, executive officers, other officers that may serve as a director or officer of any company in which a Purchaser invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act held by a Purchaser is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”)), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of a Closing in writing in reasonable detail to the Company.

7.       DEFAULT.

7.1       Events of Default. For purposes of this Agreement, the term “Event of Default” shall mean any of the following:

(a)       default in any payment of interest on any Note when due and payable, and the default continues for a period of 15 calendar days;

(b)       default in the payment of the principal or premium, if any, on any Note (including the Redemption Price and Fundamental Change Purchase Price) when due and payable on the Maturity Date, upon required repurchase, redemption, upon declaration of acceleration or otherwise;

(c)       failure by the Company to comply with its obligations under Section 4 hereof to convert the Notes upon exercise of a Purchaser’s conversion right and such failure continues for three (3) Business Days;

(d)       failure by the Company to comply with its obligations under Section 10 hereof;

(e)       failure by the Company to issue a notice in accordance with the provisions of Section 10.1 hereof;

(f)       failure by the Company for 30 days after written notice from the Required Purchasers has been received by the Company to comply with any of its other agreements contained in the Notes or this Agreement (other than (i) a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically provided for or that is not applicable to the Notes and (ii) Section 12, the failure to comply with which shall be governed solely by the terms of Section 12 and shall not constitute an Event of Default), which notice shall state that it is a “Notice of Default” hereunder;

(g)       any representation or warranty made by the Company under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

(h)       failure by the Company for 30 days after written notice from the Required Purchasers has been received by the Company to cure any default by the Company or any of its Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for borrowed money in excess of $10,000,000 in the aggregate of the Company and/or any of the Subsidiaries of the Company, whether such Indebtedness now exists or shall hereafter be created resulting in such Indebtedness becoming or being declared due and payable or resulting in such Indebtedness being required to be repurchased, prepaid, defeased or redeemed;

(i)       the Company or any Significant Subsidiary of the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of the Company’s or such Significant Subsidiary of the Company’s property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(j)       an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days;

(k)       a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as the Company provides the Purchasers a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Purchasers) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(l)       any Material Adverse Effect occurs; or

(m)       (A) the suspension of the Common Stock from trading on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market.

7.2       Acceleration; Rescission and Annulment.

(a)       After the occurrence and during the continuance of an Event of Default, the Required Purchasers or the Designated Agent at the direction of the Required Purchasers may declare 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes then Outstanding to be due and payable immediately. If an Event of Default specified in Section 7.1(h), Section 7.1(i) or Section 7.1(j) with respect to the Company occurs and is continuing, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all Notes shall automatically become due and payable.

(b)     Notwithstanding anything to the contrary herein, the provisions of Section 7.2(a), however, are subject to the conditions that if, at any time after the principal of, premium, if any, and accrued and unpaid interest, if any, on, the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained as herein provided:

(i)       the Company pays or delivers, as the case may be, an amount of cash and the number of shares of Common Stock, if any (solely to settle outstanding conversions), sufficient to pay all matured installments of interest upon all the Notes, all Conversion Consideration, if any, due upon the conversion of any and all converted Notes, and the principal of and accrued and unpaid interest, if any, on all Notes which shall have become due otherwise than by acceleration (with interest on such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the Notes to the date of such payment or deposit), and such amount as shall be sufficient to cover all amounts owing under this Agreement and the Notes to the Purchasers;

(ii)       rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)       any and all Events of Default under this Agreement, other than the non-payment of the principal of the Notes that became due because of the acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, the Required Purchasers, by written notice to the Company, may waive all Defaults and Events of Default with respect to the Notes (other than a Default or an Event of Default resulting from the failure to pay the Fundamental Change Purchase Price or Redemption Price, to pay or deliver, as the case may be, the Conversion Consideration due upon conversion of a Note, or with respect to another covenant or provision of this Agreement or the Notes that cannot be modified or amended without the consent of each affected Holder) and may rescind and annul the declaration of acceleration resulting from such Defaults or Events of Default (other than those resulting from the failure to pay the Fundamental Change Purchase Price or Redemption Price, to pay or deliver, as the case may be, the Conversion Consideration due upon conversion of a Note, or with respect to another covenant or provision of this Agreement or the Notes that cannot be modified or amended without the consent of each affected Holder) and their consequences; provided, however, that no such rescission or annulment will extent to or will affect any subsequent Default or shall impair any right consequent on such Default.

7.3       Control by Majority. At any time, the Required Purchasers may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Designated Agent or of exercising any trust or power conferred on the Designated Agent. However, the Designated Agent may refuse to follow any direction that conflicts with law or this Agreement or that the Designated Agent determines to be unduly prejudicial to the rights of a Purchaser, or that would involve the Designated Agent in personal liability. Prior to taking any action hereunder, the Designated Agent will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

7.4       Limitation on Suits. No Purchaser may pursue a remedy with respect to this Agreement or the Notes unless:

(a)       such Holder has previously delivered to the Designated Agent written notice that an Event of Default has occurred and is continuing;

(b)       Required Purchasers deliver to the Designated Agent a written request that the Designated Agent pursue a remedy with respect to such Event of Default;

(c)       such Purchaser or Purchasers have offered and, if requested, provided to the Designated Agent reasonable indemnity satisfactory to the Designated Agent against any loss, liability or other expense of compliance with such written request;

(d)       the Designated Agent has not complied with such written request within 60 days after receipt of such written request and offer of indemnity or security; and

(e)       during such 60-day period, the Required Purchasers did not deliver to the Designated Agent a direction inconsistent with such written request.

8.       CONDITIONS PRECEDENT. This Agreement shall become effective and binding upon the parties hereto on the Execution Date only if the following conditions precedent have been satisfied:

(a)       The Purchasers shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto and (ii) a Note payable to each Purchaser signed by the Company;

(b)       The Purchasers shall have received true and complete copies of the resolutions of the Board of Directors of the Company approving this Agreement, the transactions contemplated hereby and each Note Document to which it is or is to be a party;

(c)       The Company shall have paid or caused to be paid by means of a deduction from the Purchase Price such reasonably incurred and documented fees and expenses of the Purchasers in connection with the negotiation and preparation of the Note Documents, including the reasonable and documented fees and expenses of counsel to the Purchasers;

(d)       The Purchasers shall have received the executed Cooperation Agreement and such other documents as any Purchaser shall have reasonably requested in connection with this Agreement and the other Note Documents; and

(e)       Concurrently with the Closing of the transactions contemplated in the Note Documents, the Company shall have entered into (i) the second amendment to the working capital facility agreement with Hercules Capital, Inc., as administrative agent and collateral agent and the lenders party thereto, which provides for an aggregate principal amount of $110,000,000 on the Closing Date, (ii) the exchange agreement to repurchase, exchange or convert the outstanding $150,000,000 aggregate principal amount of the 2026 Senior Convertible Notes and (iii) a securities purchase agreement with the purchasers party thereto pursuant to which the Company shall offer and sell shares of common stock and Series A convertible preferred stock for aggregate gross proceeds of $27,700,000.

9.       REPURCHASE AND REDEMPTION; COVENANTS.

9.1       Purchase at Option of Purchasers upon a Fundamental Change.

(a)       If a Fundamental Change occurs at any time, then each Purchaser shall have the right at such Purchaser’s option, to require the Company to purchase for cash any or all of such Purchaser’s Notes, or any portion thereof in an Authorized Denomination, on a date (the “Fundamental Change Purchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date on which the Company delivers the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”).

(b)       On or before the fifth (5th) Business Day after the occurrence of a Fundamental Change, the Company shall provide to all Purchasers a written notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Purchasers arising as a result thereof. Such notice shall be sent in accordance with Section 12.5 hereof. Each Fundamental Change Company Notice shall specify:

(i)       the events causing the Fundamental Change;

(ii)       the Effective Date of the Fundamental Change, whether the Fundamental Change is a Make-Whole Fundamental Change, and, if so, the Effective Date of such Make-Whole Fundamental Change;

(iii)       the last date on which a Holder of Notes may exercise the purchase right pursuant to Section 9.1;

(iv)       the Fundamental Change Purchase Price;

(v)       the Fundamental Change Purchase Date;

(vi)       the applicable Conversion Rate and any adjustments to the applicable Conversion Rate resulting from the Fundamental Change (including as a result of a Make-Whole Fundamental Change), if applicable;

(vii)       if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Purchaser may be converted only if such Purchaser withdraws the Fundamental Change Purchase Notice;

(viii)       that the Purchasers must exercise the purchase right prior to the Fundamental Change Expiration Time;

(ix)       that the Purchasers shall have the right to withdraw any Notes surrendered for purchase prior to the Fundamental Change Expiration Time; and

(x)       any procedures that Purchasers must follow to require the Company to purchase their Notes.

(c)       No failure of the Company to give the foregoing notices and no defect therein shall limit the Purchasers’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to Section 9.1, except to the extent Purchaser is prejudiced thereby.

(d)       Purchases of Notes under Section 9.1 shall be made, at the option of a Purchaser thereof upon delivery to the Company by such Purchaser of a duly completed notice (the “Fundamental Change Purchase Notice”), in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, prior to Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”).

(e)       The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:

(i)       the portion of the principal amount of such Notes to be purchased, which must be an integral multiple of $1,000; and

(ii)       that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Agreement.

(f)       Upon receipt by the Company of a Fundamental Change Purchase Notice specified in Section 9.1(b), the Purchaser of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 9.1(g)) thereafter be entitled to receive solely the Fundamental Change Purchase Price, in cash, with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such Purchaser on the later of (x) the applicable Fundamental Change Purchase Date (provided the conditions in this Section 9.1 have been satisfied, and subject to extensions to comply with applicable law) and (y) the time of delivery of such Note to the Company by the Purchaser thereof in the manner required by Section 9.1 (which, for the avoidance of doubt, may occur after the Fundamental Change Expiration Time).

(g)       A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company in accordance with the Fundamental Change Company Notice at any time prior to the Fundamental Change Expiration Time specifying:

(i)       the principal amount of the withdrawn Notes, which must be an integral multiple of $1,000, with respect to which such notice of withdrawal is being submitted;

(ii)       if previously delivered, the certificate numbers of the withdrawn Notes; and

(iii)       the principal amount, if any, of each Note that remains subject to the Fundamental Change Purchase Notice which must be an integral multiple of $1,000.

The Company will promptly return to the respective Purchasers thereof any Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 9.1. If not previously delivered, following the Fundamental Change Expiration Time, (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 9.1(g)), the Purchaser shall be obligated to deliver the subject Notes in accordance with Section 9.1.

9.2       Deposit of Fundamental Change Purchase Price or Redemption Price. Prior to 12:00 p.m., New York City time, on the later of (x) Fundamental Change Purchase Date or Redemption Date and (y) the date the Purchaser delivers the subject Notes, the Company shall deposit with the Purchasers an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price or the Redemption Price, as applicable, of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date or Redemption Date, as applicable. If the applicable Purchasers are wired cash sufficient to pay the Fundamental Change Purchase Price or the Redemption Price of the Notes for which a Fundamental Change Purchase Notice or Redemption Notice has been tendered and not withdrawn in accordance with this Agreement on the Fundamental Change Purchase Date or Redemption Date, as applicable, then, as of such Fundamental Change Purchase Date or Redemption Date (a) such Notes will cease to be outstanding and interest will cease to accrue thereon (whether or not such Notes have been delivered to the Company) and (b) all other rights of a Purchaser in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price or the Redemption Price, as applicable, and any previously accrued and unpaid interest on such Notes upon delivery of such Notes).

9.3       Notes Purchased or Redeemed in Whole or in Part. Any Note that is to be purchased or redeemed pursuant to this Section 9, whether in whole or in part, shall be surrendered to the Company (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Purchaser thereof or such Purchaser’s attorney duly authorized in writing) and, to the extent that only a part of the Note so surrendered is to be purchased or redeemed, the Company shall execute and deliver to the Purchaser of such Note, without service charge, a new Note or Notes, of any Authorized Denomination as requested by such Purchaser (or in the case of a Redemption, the Company) in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased or redeemed.

9.4       Covenant To Comply with Applicable Laws upon Purchase of Notes. In connection with any offer to purchase Notes under Section 9.1, the Company shall, in each case if required by law, (i) comply with Rule 13e-4, Regulation 14E and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all U.S. federal or state securities laws applicable to the Company in connection with such purchase offer, in each case, so as to permit the rights and obligations under this Section 9 to be exercised in the time and in the manner specified under this Section 9.

9.5       Right of the Company to Redeem the Notes.

(a)       The Company may not redeem the Notes at its option at any time before September 1, 2026.

(b)       Subject to the terms of this Section 9.5, on or after September 1, 2026, the Company has the right, at its election, to redeem all, or any portion of the Notes in an Authorized Denomination, at any time and from time to time during such period, for a cash purchase price equal to the Redemption Price, but only if as of the applicable Redemption Notice Date until the related Redemption Date, inclusive, the Last Reported Sale Price per share of Common Stock exceeds two hundred percent (200%) of the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption (the “Redemption Price Condition”). Notwithstanding anything herein to the contrary, the Company shall not exercise its Redemption right, or otherwise send a Redemption Notice, with respect to any Note pursuant to this Section 9.5 unless the Liquidity Conditions are satisfied with respect to such Redemption from the applicable Redemption Notice Date until the related Redemption Date, inclusive.

(c)       The “Redemption Date” for any Redemption will be a Business Day of the Company’s choosing that is no more than twenty (20), nor less than ten (10), Scheduled Trading Days after the Redemption Notice Date for such Redemption.

(d)       The “Redemption Price” for any Note called for Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption.

(e)       To call any Notes for Redemption, the Company must send to each Purchaser of such Notes a written notice of such Redemption (a “Redemption Notice”). Such Redemption Notice must state:

(i)       that the Notes have been called for Redemption, and briefly describing the Company’s Redemption right under this Agreement;

(ii)       the Redemption Date for such Redemption;

(iii)       the Redemption Price per $1,000 principal amount of Notes for such Redemption;

(iv)       that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(v)       the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption;

(vi)       that Notes called for Redemption must be delivered to the Company for the Purchaser thereof to be entitled to receive the Redemption Price; and

(vii)       that the Liquidity Conditions are satisfied as of the applicable Redemption Notice Date and that such Redemption Notice shall be deemed automatically rescinded with respect to such Holder if any of the Liquidity Conditions and/or the Price Condition are not satisfied (or waived in writing by such Holder) at any time prior to the related Redemption Date.

(f)       If less than all Notes then outstanding are called for Redemption, then:

(i)       the Notes will be selected by the Company pro rata from each issuer based on the amount of Notes originally purchased by each Purchaser; and

(ii)       if only a portion of a Note is subject to Redemption and such Note is converted in part following delivery of the Redemption Notice, then the converted portion of such Note will be deemed to be from the portion of such Note that was subject to Redemption.

(g)       Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 9.2, the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Purchaser thereof on or before the later of (i) the applicable Redemption Date; and (ii) the date such Note is delivered to the Company. Notes called for Redemption must be delivered to the Company for the Purchaser thereof to be entitled to receive the Redemption Price.

9.6       Covenants.

(a)       The Company shall file a preliminary proxy statement, substantially in a form which shall be provided to the Purchasers and McDermott Will Schulte LLP for review, with the SEC within thirty (30) calendar days after the Closing Date, to seek stockholder approval at the next special or annual meeting of stockholders of the Company (the “Stockholder Meeting”) to approve the Company’s issuance of all of the Conversion Shares (assuming settlement of conversions solely in Common Stock) as described in this Agreement in accordance with applicable law and the rules and regulations of the Nasdaq Capital Market without giving effect to the Exchange Cap (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall promptly but in any event prior to December 31, 2025 call and hold the Stockholder Meeting after filing such proxy statement, use its reasonable best efforts to solicit its stockholders’ approval of such resolutions, to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions and to cause its officers and directors to vote their shares in favor of the Stockholder Approval.

The Company shall be obligated to use its reasonable best efforts to obtain the Stockholder Approval as promptly as practicable. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained at such Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held every ninety (90) days thereafter until such Stockholder Approval is obtained.

(b)       Within 30 days after the Closing, the Company shall enter into an agreement with the Designated Agent in the form mutually agreed to by the parties, in order to preserve to the extent possible the Company’s net operating losses (“Net Operating Losses”) in accordance with Section 382 of the IRC.

(c)       On the date of this Agreement or prior to 9:00 A.M., New York City time, on the first (1st) Business Day immediately following the date of this Agreement, the Company shall issue a press release or file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Agreement and the Notes and disclosing any other material, non-public information that the Company or any of its representatives, Affiliates, officers, directors, or employees or agents has provided to the Purchasers or any of the Purchasers’ Affiliates, attorneys, agents or representatives at any time prior to the issuance or filing of the Disclosure Document. Within two (2) Business Days immediately following the date of this Agreement, the Company shall file with the Commission a Current Report on Form 8-K attaching this Agreement (and all schedules and exhibits to this Agreement) and the Notes as exhibits on such Current Report on Form 8-K. The Company shall provide the Purchasers with a draft of the Disclosure Document sufficiently in advance to provide the Purchasers with a reasonable opportunity to review and provide comments to the Company with respect to the Disclosure Document, which comments the Company shall consider in good faith. Upon the issuance of the Disclosure Document, the Purchasers and the Purchasers’ Affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company, any Subsidiary or any of their respective representatives, Affiliates, officers, directors, or employees or agents. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until the issuance or filing of the Disclosure Document, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Upon the issuance or filing of the Disclosure Document, each Purchaser shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company, any Subsidiary or any of their respective representatives, Affiliates, officers, directors, employees or agents. The Company understands and confirms that such Purchaser and its Affiliates will rely on the foregoing representations in effecting transactions in securities of the Company. Notwithstanding anything in this Agreement to the contrary, the Company (A) shall not publicly disclose the name of any Purchaser or any of its Affiliates or advisers, or include the name of such Purchaser or any of its Affiliates or advisers in any press release, without the prior written consent of such Purchaser and (B) shall not publicly disclose the name of any Purchaser or any of its Affiliates or advisers, or include the name of such Purchaser or any of its Affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of such Purchaser, except (1) as required by the federal securities laws, rules or regulations and (2) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Nasdaq Capital Market, in which case of clause (1) or (2), the Company shall provide such Purchaser with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with such Purchaser regarding such disclosure.

10.       SUCCESSOR COMPANY

10.1       Company May Consolidate, Etc. on Certain Terms. The Company shall not amalgamate or consolidate with, consummate a binding share exchange with, merge with or into or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person or enter into a transaction that is a Fundamental Change, unless:

(a)       the resulting, surviving transferee or successor Person (the “Successor Company”), if not the Company, shall be a corporation organized or incorporated and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by an amendment in form and substance reasonably acceptable to the Requisite Purchasers, all of the obligations of the Company under the Notes and this Agreement; and

(b)       immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Agreement with respect to the Notes.

Notwithstanding the foregoing, in the event that upon the occurrence of any such amalgamation, consolidation, binding share exchange, merger, sale conveyance, transfer or transaction that is a Fundamental Change permitted by this Section 10, the Notes would become convertible into, or exchangeable for, securities issued by a Person that is the direct or indirect parent entity (the “Successor Parent Entity”) of the resulting, surviving, transferee or successor corporation in such transaction, such Successor Parent Entity shall expressly assume, by an amendment in form and substance reasonably acceptable to the Requisite Purchasers, all of the obligations of the Company under the Notes and this Agreement, and such Successor Parent entity shall thereafter be deemed to be the “Successor Company” for all purposes under this Agreement (including this Section 10) and the Notes.

10.2       Rights of Successor Company. Upon any such amalgamation, consolidation, merger, conveyance, share exchange, transfer, lease or transaction that is a Fundamental Change, the Successor Company (if not the Company) shall succeed to, and may exercise every right and power of the Company under this Agreement, and (except in the case of a lease) the Company shall be discharged from its obligations under the Notes and this Agreement except in the case of any such lease.

10.3       Successor Corporation to Be Substituted. In case of any such amalgamation, consolidation, merger, share exchange, conveyance, transfer, lease or transaction that is a Fundamental Change and upon the assumption by the Successor Company (if other than the Company), by an amendment to this Agreement, executed and delivered to the Purchasers and reasonably satisfactory in form and substance to the Requisite Purchasers, of the due and punctual payment of the principal of and premium (including any Fundamental Change Purchase Price and Redemption Price), if any, accrued and unpaid interest, if any, on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Company under this Agreement, such Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Agreement, with the same effect as if it had been named herein as the party of the first part. All the Notes so issued shall in all respects have the same legal rank and benefit under this Agreement as the Notes theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Notes had been issued at the date of the execution hereof. In the event of any such amalgamation, consolidation, merger, share exchange, conveyance, transfer (but not in the case of a lease), or transaction that is a Fundamental Change, the Person named as the “Company” in the first paragraph of this Agreement as of the date hereof or any successor that shall thereafter have become such in the manner prescribed in this Section 10 may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Agreement.

11.       MISCELLANEOUS.

11.1       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to provisions regarding choice of laws. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Note Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the Company, the Designated Agent and the Purchasers irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Note Documents or the actions of the Designated Agent or any Purchaser in the negotiation, administration, performance or enforcement thereof.

11.2       Successors and Assigns.

(a)       Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Except as contemplated by Section 10, without the prior written consent of the Requisite Purchasers, the Company may not assign any of its rights or obligations under this Agreement or any Note, and any such purported assignment shall be void. Prior to September 1, 2026, whether or not any Event of Default has occurred and is continuing, no Purchaser may assign or grant a participation in its Note or its rights and obligations hereunder or under any Note to a third party that is not an Affiliate. On and after September 1, 2026, each Purchaser may assign or grant a participation in its Note or its rights and obligations hereunder or under any Note; provided, that (i) with respect to any assignment, such Purchaser or any registered assign, as applicable, shall provide to the Company the relevant documentation effecting the assignment and, for the avoidance of doubt, no such assignment shall be effective until recorded in the Register in accordance with Section 11.2(b), (ii) any assignee shall agree to be bound by the terms of this Agreement and any other Note Document, as applicable, and (iii) with respect to any grant of a participation right, the Purchaser or registered assign that grants such participation right shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of the participant and the principal amounts (and stated interest) of the participant’s interest in the Note.

(b)       The Company shall maintain a copy of the assignment documentation provided to it by any Purchaser (or any registered assign) and a register for the recordation of the names and addresses of the Purchasers, and the principal amounts (and stated interest) of each Note owing to each Purchaser (or any registered assign) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and each Purchaser (and registered assign) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Purchaser (or registered assign) at any reasonable time and from time to time upon reasonable prior notice.

11.3       Entire Agreement. This Agreement and the Notes, and the Exhibits and Schedules hereto and thereto (collectively, the “Note Documents”) constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.4       Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by courier or express delivery service or by e-mail) to the address or e-mail address set forth beneath the name of such party on its signature page to this Agreement (or to such other address or e-mail address as such party will have specified in a written notice given to the other parties hereto). Notice shall be deemed given when sent electronically (via email), provided that a confirming copy of such notice shall be sent in print form, unless the sender receives an acknowledgement of receipt of the electronic notice (e.g., reply email). In the event that notice is given to the Company, a courtesy copy, which shall not constitute notice, shall also be provided to DLA Piper LLP (US), 51 John F. Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078, Attention: Andrew P. Gilbert and Emilio Ragosa, E-mail: andrew.gilbert@us.dlapiper.com and emilio.ragosa@us.dlapiper.com. In the event that notice is given to a Purchaser or to the Designated Agent, a courtesy copy, which shall not constitute notice, shall also be provided to McDermott Will Schulte LLP, 919 Third Avenue, New York, New York 10022, Attention: Eleazer N. Klein, E-mail: eleazer.klein@srz.com.

11.5       Amendments and Termination. Any term of this Agreement and any Note may be amended only with the written consent of the Company, the Designated Agent and the Requisite Purchasers. However, no amendment may, without the consent of all affected Purchasers (a) reduce the percentage of Purchasers required to take or approve any action hereunder or thereunder; (b) reduce the amount or change the time of payment of any amount owing or payable with respect to any Note or change the rate of interest or the manner of calculation of interest payable with respect to any Note; (c) alter or modify in any respect, or waive, the provisions with respect to the conversion or redemption of the Notes; or (d) except as contemplated by Section 10 herein, consent to any assignment of the Company’s rights under the Note Documents.

11.6       Titles and Subtitles. The titles of the sections and clauses of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.7       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Electronic delivery of an executed counterpart of a signature page (including, without limitation, by e-mail of a scanned signature page or electronic signature via DocuSign) shall be effective as delivery of an original executed counterpart.

11.8       Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

11.9       Expenses. The Company agrees to reimburse the Designated Agent on demand for the reasonable costs and expenses of one counsel for the Designated Agent actually incurred in connection with (i) the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Note Documents; and (ii) the enforcement of the Note Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable documented fees and expenses of counsel for the Designated Agent and each Purchaser with respect thereto).

11.10       Allocation of Payments. The Purchasers acknowledge that the Notes are pari passu obligations against each of the other Notes. Each payment of interest or principal on the Notes shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid balances of principal outstanding thereunder. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest under any of his, her or its Notes or other obligations hereunder in an amount in excess of his, her or its pro rata share thereof as provided herein, then such Purchaser shall forthwith pay such excess to the Designated Agent which amount the Designated Agent shall thereupon pay to the Purchasers on a pro rata basis.

11.11       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Purchasers exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

11.12       Certain Tax Matters. Any and all payments by or on account of any obligation of the Company under the Notes or this Agreement shall be made without deduction or withholding for any taxes, levies, imposts, duties, deductions, withholdings or assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable law. If the Company is required by applicable law to withhold or deduct any Taxes from any such payment, then the Company shall withhold or deduct such Taxes, the Company shall timely pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and the sum payable by the Company shall be increased as necessary so that after deduction or withholding has been made for any such Tax (other than any such Tax that is an income Tax), including such deductions or withholdings applicable to additional sums payable under this Section 11.12, the applicable recipient receive an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, the increase of the sum payable described in the immediately preceding sentence shall not be required with respect to payments by or on account of any obligation of the Company under the Notes or this Agreement for Taxes withheld or deducted from such payments (A) to the extent such Taxes result from the failure of the applicable recipient to provide to the Company (i) a valid properly executed Internal Revenue Service Form W-9 (if such recipient is a U.S. person for U.S. federal income tax purposes) or (ii) a valid properly executed appropriate Internal Revenue Service Form W-8 (if such recipient is not a U.S. person for U.S. federal income tax purposes) establishing a complete exemption from U.S. federal tax withholding to the extent it is legally entitled to do so or (B) in the case of a Purchaser (or registered assign) that is not a U.S. person for U.S. federal income tax purposes, to the extent such Taxes are U.S. federal withholding Taxes imposed on amounts payable to or for the account of such person with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such person acquires such interest in the Note or (ii) such person changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office. The Company agrees to pay any and all stamp, court or documentary, intangible, recording, filing or similar Taxes that arise in respect of this Agreement or the Note.

11.13       Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Company (i) evidence to its satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by it to save it and any of its agents harmless and such other reasonable requirements as may be imposed by the Company as permitted by Section 8-405 of the Uniform Commercial Code have been satisfied, then, in the absence of notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall execute in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 11.13, the Company may require payment by the applicable Purchaser of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section 11.13 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 11.13 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

11.14       Accounting Matters. It is the intent of the Parties that this Agreement and the Notes will not give rise to derivative or “mark-to-market” liability accounting. To the extent that such accounting treatment is required, the Parties will use commercially reasonable efforts to make such modifications to the Agreement and the Note as may be reasonably required to eliminate such accounting treatment, provided that no such revisions shall substantively affect the rights or obligations of the Parties hereunder.

12.       REGISTRATION RIGHTS OF PURCHASERS.

12.1       Mandatory Registration. The Company shall prepare, and, as soon as practicable but in no event later than 30 days after the Closing Date (the “Filing Deadline”), file with the Commission a Registration Statement under the Securities Act on appropriate form covering the resale of the full amount of the Conversion Shares (the “Registrable Securities”). The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but in no event later than the date (the “Effectiveness Deadline”), which shall be either: (i) in the event that the Commission does not review the Registration Statement, 60 days after the Closing Date, or (ii) in the event that the Commission reviews the Registration Statement, 90 days after the Closing Date (but in any event, no later than three Business Days following the Commission indicating that it has no further comments on the Registration Statement). Subject to any comments from the staff of the Commission (the “Staff”), such Registration Statement shall include the plan of distribution attached hereto as Exhibit B; provided, however, that no Purchaser shall be named as an “underwriter” in the Registration Statement without the Purchaser’s prior written consent. Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Requisite Purchasers.

12.2       Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If either: (a) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is: (i) not filed with the Commission on or before the Filing Deadline (a “Filing Failure”), or (ii) not declared effective by the Commission on or before the Effectiveness Deadline (an “Effectiveness Failure”), or (b) on any day during the Reporting Period and after the Effectiveness Date, sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made (other than (i) during an Allowable Grace Period or (ii) if the Registration Statement is on Form S-1, for a period of 15 days following the date the Company files a post-effective amendment to incorporate the Company’s Annual Report on Form 10-K) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register a sufficient number of shares of Common Stock) (a “Maintenance Failure”), then, in satisfaction of the damages to any holder of Registrable Securities by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock, the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to 1.0% of the principal amount of the Notes held by such holder on each of the following dates: (x) the day of a Filing Failure and on every thirtieth day (prorated for periods totaling less than 30 days) thereafter until such Filing Failure is cured; (y) the day of an Effectiveness Failure and on every thirtieth day (prorated for periods totaling less than 30 days) thereafter until such Effectiveness Failure is cured; and (z) the initial day of a Maintenance Failure and on every thirtieth day (prorated for periods totaling less than 30 days) thereafter until such Maintenance Failure is cured. The payments to which a holder shall be entitled pursuant to this Section 12.2 are referred to herein as “Registration Delay Payments”; provided that no Registration Delay Payments shall be required following the termination of the Reporting Period, and provided further that in no event shall the aggregate Registration Delay Payments accruing under this Section 12.2 exceed 6% of the principal amount of the Notes (i.e., corresponding to a total delay of up to six months). The first such Registration Delay Payment shall be paid within three Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured.

12.3       Related Obligations. At such time as the Company is obligated to file a Registration Statement with the Commission pursuant to Section 12.1 hereof, the Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations (to the extent applicable):

(a)       The Company shall submit to the Commission, within two Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the Commission or that the staff has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two Business Days after the submission of such request. The Company shall keep each Registration Statement effective pursuant to Rule 415 at all times with respect to each Purchaser’s Registrable Securities until the expiration of the Reporting Period. The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(b)       The Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Reporting Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. By 9:30 a.m. New York time on the Business Day following the date any Registration Statement is declared effective by the SEC, the Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

(c)       Upon request of a Purchaser, the Company shall furnish to such Purchaser without charge, (i) promptly after the Registration Statement including such Purchaser’s Registrable Securities is prepared and filed with the Commission, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, and if requested by the Purchaser, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, 10 copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Purchaser may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Purchaser may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities.

(d)       The Company shall notify the Purchasers in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and upon request deliver 10 copies of such supplement or amendment to the Purchasers (or such other number of copies as the Purchasers may reasonably request). Unless such information is publicly available, the Company shall also promptly notify the Purchasers in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post- effective amendment has become effective (notification of such effectiveness shall be delivered to the Purchasers by email on the same day of such effectiveness), (ii) of any request by the Commission for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(e)       The Company shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Purchaser who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.

(f)       If a Purchaser is required under applicable securities law to be described in the Registration Statement as an underwriter, at the reasonable request of the Purchaser, the Company shall furnish to the Purchaser, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as the Purchaser may reasonably request, (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Purchaser, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Purchaser.

(g)       If a Purchaser is required under applicable securities law to be described in the Registration Statement as an underwriter, upon the written request of the Purchaser in connection with the Purchaser’s due diligence requirements, if any, the Company shall make available for inspection by (i) the Purchaser and its legal counsel and (ii) one firm of accountants or other agents retained by the Purchaser (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector solely for the purpose of establishing a due diligence defense under underwriter liability under the Securities Act, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to the Purchaser) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement. The Purchaser agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order preventing disclosure of, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and the Purchaser) shall be deemed to limit the Purchaser’s ability to sell Registrable Securities in a manner which is otherwise consistent with Applicable Laws.

(h)       The Company shall hold in confidence and not make any disclosure of information concerning the Purchasers provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Purchasers is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Purchasers and allow the Purchasers, at each Purchaser’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order preventing disclosure of, such information.

(i)       The Company shall cooperate with the Purchasers and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchasers may reasonably request and registered in such names as the Purchasers may request.

(j)       If requested by a Purchaser, the Company shall, as soon as practicable, (i) incorporate in a prospectus supplement or post-effective amendment such information as the Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by the Purchaser.

(k)       The Company shall use commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(l)       The Company shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission in connection with any registration hereunder.

(m)       Within two Business Days after a Registration Statement that covers Registrable Securities is declared effective by the Commission, the Company shall deliver to the transfer agent for such Registrable Securities (with copies to the Purchasers) confirmation that such Registration Statement has been declared effective by the Commission.

(n)       Notwithstanding anything to the contrary herein, at any time after the Effectiveness Date, the Company may delay the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Purchasers in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Purchasers) and the date on which the Grace Period will begin, and (ii) notify the Purchasers in writing of the date on which the Grace Period ends; and, provided further, that the Grace Periods shall not exceed an aggregate of 30 Trading Days during any 365-day period and the first day of any Grace Period must be at least 15 days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Purchasers receive the notice referred to in clause (i) and shall end on and include the later of the date the Purchasers receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 12.3(e) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 12.3(d) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of any Purchaser in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Purchaser has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to the Purchaser’s receipt of the notice of a Grace Period and for which the Purchaser has not yet settled.

                 (o)       Neither the Company nor any Subsidiary or affiliate thereof shall identify any Purchaser as an underwriter in any public disclosure or filing with the Commission or any applicable Eligible Market without the prior written consent of such Purchaser, and any Purchaser being deemed an underwriter by the Commission shall not relieve the Company of any obligations it has under this Agreement.

12.4       Obligations of the Purchasers.

(a)       At least five Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Purchaser in writing of any information the Company requires from such Purchaser in order to have that Purchaser’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Purchaser that the Purchaser shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b)       Each Purchaser, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless the Purchaser has notified the Company in writing of the Purchaser’s election to exclude all of the Purchaser’s Registrable Securities from such Registration Statement.

(c)       Each Purchaser agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 12.3(e) or the first sentence of Section 12.3(d), the Purchaser will promptly discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Purchaser’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 12.3(e) or the first sentence of Section 12.3(d) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of the Purchaser in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which the Purchaser has entered into a contract for sale prior to the Purchaser’s receipt of a notice from the Company of the happening of any event of the kind described in Section 12.3(e) or the first sentence of Section 12.3(d) and for which the Purchaser has not yet settled.

(d)       Each Purchaser covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

12.5       Expenses of Registration. All reasonable expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 12, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company. Notwithstanding the foregoing, in no event shall the Company be responsible for underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to Registrable Securities being sold or offered for sale by the Purchasers.

12.6       Reports under the Exchange Act. With a view to making available to the Purchasers the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Purchasers to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

(a)       make and keep public information available, as those terms are understood and defined in Rule 144, during the Reporting Period;

(b)       file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)       furnish to the Purchasers, so long as any Purchaser owns Registrable Securities, promptly upon request during the Reporting Period: (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Purchasers to sell such securities pursuant to Rule 144 without registration.

12.7       Assignment of Registration Rights. The rights under Section 12 shall be automatically assignable by a Purchaser to any transferee of all or any portion of the Purchaser’s Registrable Securities if: (i) the Purchaser agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement. Following any such transfer in accordance with this Section 12.7, the Company shall thereafter use commercially reasonable efforts to amend or supplement the selling stockholder table contained in the Registration Statement to reflect such change in beneficial ownership of the affected Registrable Securities.

12.8       Indemnification.

(a)       Company Indemnification. The Company will indemnify each Purchaser who holds Registrable Securities (if Registrable Securities held by such Purchaser are included in the securities as to which such registration is being effected), each of its officers and directors, partners, members and each person controlling such Purchaser within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (B) any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration; and in each case, the Company will reimburse each such Purchaser, each of its officers and directors, partners, members and each person controlling such Purchaser, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (X) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Purchaser or controlling person, and stated to be specifically for use therein, (Y) the use by a Purchaser of an outdated or defective prospectus after the Company has notified such Purchaser in writing that the prospectus is outdated or defective or (Z) a Purchaser’s (or any other indemnified person’s) failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such prospectus or supplement.

(b)       Purchaser Indemnification. Each Purchaser holding Registrable Securities will, if Registrable Securities held by such Purchaser are included in the securities as to which such registration is being effected, severally and not jointly, indemnify the Company, each of its directors and officers, other holders of the Company’s securities covered by such Registration Statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each such holder, each of its officers and directors and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (A) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Purchaser and stated to be specifically for use therein, or (B) any violation by such Purchaser of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to such Purchaser, and in each case, such Purchaser will reimburse the Company, each other holder, and directors, officers, persons, underwriters or control persons of the Company and the other holders for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the indemnity agreement contained in this Section 12.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Purchaser. The liability of any Purchaser for indemnification under this Section 12.8(b) in its capacity as a seller of Registrable Securities shall not exceed the amount of net proceeds to such Purchaser of the securities sold in any such registration.

(c)       Notice and Procedure. Each party entitled to indemnification under this Section 12.8 (each, an “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)       Contribution. If the indemnification provided for in this Section 12.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the untrue statement or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Purchaser hereunder exceed the net proceeds from the offering received by such Purchaser. The amount paid or payable by a party as a result of any loss, claim, damage or liability shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 12.8 was available to such party in accordance with its terms.

(e)       Survival. The obligations of the Company and the Purchasers under this Section 12.8 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. The indemnity and contribution agreements contained in this Section 12.8 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of other remedies or causes of action that the parties may have under this Agreement.

[Signature page follows]

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement to be effective as of the date first above written.

HERON THERAPEUTICS, INC., as the Company

By:
Name:	Ira Duarte
Title:	Executive Vice President, Chief Financial Officer
Address:	100 Regency Forest Drive, Suite 300 Cary, North Carolina 27518
Email:	iduarte@herontx.com

RUBRIC CAPITAL MANAGEMENT LP, AS MANAGER OR SUB-MANAGER ON BEHALF OF CERTAIN OF ITS FUNDS AND ACCOUNTS, as the Designated Agent

By:
Name:	Michael Nachmani
Title:	Authorized Signatory
Address:	155 East 44th St., Suite 1630 New York, New York 10017
Attn:	Brian Kleinhaus General Counsel
Email:	brian@rubriccapital.com; phil@rubriccapital.com; michael@rubriccapital.com

[Signature Page to Note Purchase Agreement]

Schedule A

The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased pursuant to Section 4.6 based on the Stock Price and the dates set forth below.

Make-Whole Fundamental Change Effective

Date	Stock Price
	$1.50	$1.75	$2.00	$2.50	$3.00	$3.60	$5.00	$7.50	$10.00
Aug 7, 2025	77.7777	66.6686	51.9194	30.4352	18.1882	10.6772	4.4822	1.1861	0.0196
March 1, 2026	77.7777	66.6686	51.5227	27.7350	14.2780	6.7748	2.4074	0.6746	0.0000
September 1, 2026	77.7777	66.6686	51.1260	26.7540	10.3880	0.0000	0.0000	0.0000	0.0000
September 1, 2027	77.7777	66.6686	50.9860	26.2493	10.1677	0.0000	0.0000	0.0000	0.0000
September 1, 2028	77.7777	66.6686	49.1004	24.5059	9.4230	0.0000	0.0000	0.0000	0.0000
September 1, 2029	77.7777	64.9358	42.9104	19.8022	7.3919	0.0000	0.0000	0.0000	0.0000
September 1, 2030	77.7777	48.1885	25.5322	8.3713	2.7268	0.0000	0.0000	0.0000	0.0000
March 1, 2031	77.7777	15.8730	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A

FORM OF NOTE [FORM OF FACE OF NOTE]

THIS NOTE AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2)	AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), EXCEPT:

(A)       TO HERON THERAPEUTICS, INC. (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, OR

(B)       PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)       TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)       PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE DATE: THAT IS AT LEAST ONE YEAR AFTER THE LAST ORIGINAL ISSUANCE DATE OF THE NOTES.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(D) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Heron Therapeutics, Inc.

5.0% Convertible Senior Notes due 2031

Principal Amount $35,000,000

Heron Therapeutics, Inc., a Delaware corporation (the “Company”), promises to pay to Rubric Capital Management LP or registered assigns, the principal amount of thirty-five million dollars ($35,000,000), on February March 1, 2031 (the “Maturity Date”).

Interest Payment Dates: March 1 and September 1, commencing March 1, 2026.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, Heron Therapeutics, Inc. has caused this instrument to be signed manually or electronically by one of its duly authorized Officers.

HERON THERAPEUTICS, INC. By: ______________________________________ Name: Title:

[FORM OF REVERSE OF NOTE]

Heron Therapeutics, Inc.

5.0% Convertible Senior Notes due 2031

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued under the Note Purchase Agreement dated as of August 8, 2025 (the “Note Purchase Agreement”) by and among the Company and the Purchasers party thereto, and reference is hereby made to the Note Purchase Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. In the event of a conflict between the terms of the Note Purchase Agreement and this Note, the terms of the Note Purchase Agreement shall govern.

The Company will pay cash interest on the unpaid principal amount of this Note at a rate of 5.0% per year until maturity, provided that the Company has the right, at its election, upon at least five (5) Business Day prior written notice to the Purchasers, to pay all accrued and unpaid interest prior to September 1, 2026 in new Notes at a rate of 7.0% per year. Interest will accrue from the most recent date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, September 1, 2025. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. No interest shall be paid with respect to Notes surrendered for conversion.

This Note does not benefit from a sinking fund.

As provided in and subject to the provisions of the Note Purchase Agreement, upon the occurrence of a Fundamental Change the holder of this Note will have the right, at such holder’s option, to require the Company to purchase this Note, or any portion of this Note such that the principal amount of this Note that is not purchased equals $1,000 or an integral multiple of $1,000 in excess thereof, on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price for such Fundamental Change Purchase Date.

As provided in and subject to the provisions of the Note Purchase Agreement, the holder hereof has the right, at its option, to convert this Note or a portion of this Note such that the principal amount of this Note that is not converted equals $1,000 or an integral multiple of $1,000 in excess thereof, at such holder’s option as indicated in the applicable Notice of Conversion, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional interests in Common Stock as determined in accordance with Article 4 of the Note Purchase Agreement.

As provided in and subject to the provisions of the Note Purchase Agreement, the Company has the right to redeem the Notes.

The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Note Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes to be effected under the Note Purchase Agreement at any time by the Company, the Designated Agent and the Requisite Purchasers. The Note Purchase Agreement also contains provisions permitting the Required Purchasers to waive certain past Defaults under the Note Purchase Agreement and their consequences. Any such waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Note Purchase Agreement, the holder of this Note shall not have the right to institute any proceeding with respect to the Note Purchase Agreement, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such holder shall have previously given the Designated Agent written notice of a continuing Event of Default with respect to the Note, Purchasers holding at least 25% of the aggregate principal amount of the then Outstanding Notes deliver to the Designated Agent a written request that the Designated Agent pursue a remedy with respect to such Event of Default and offered the Designated Agent indemnity satisfactory to it, and the Designated Agent shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity, and shall not have received from the Required Purchasers a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the holder of this Note for the enforcement of any payment of the principal hereof, premium, if any, or interest hereon, the Fundamental Change Purchase Price and the amount of Common Stock due upon conversion of this Note or after the respective due dates expressed in the Note Purchase Agreement and such other Events of Defaults described in the Note Purchase Agreement.

No reference herein to the Note Purchase Agreement and no provision of this Note or of the Note Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal of (including the Fundamental Change Purchase Price), premium, interest on and the amount of Common Stock due upon conversion of this Note at the time, place and rate, and in the coin and currency herein prescribed.

As provided in the Note Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer to the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or its attorney duly authorized in writing, and thereupon a new Note of this series and of like tenor for the same aggregate principal amount will be issued to the designated transferee.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Note Purchase Agreement and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the holder surrendering the same.

Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name the Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

All defined terms used in this Note that are defined in the Note Purchase Agreement shall have the meanings assigned to them in the Note Purchase Agreement. If any provision of this Note limits, qualifies or conflicts with a provision of the Note Purchase Agreement, such provision of the Note Purchase Agreement shall control.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To: Heron Therapeutics, Inc.

The undersigned owner of 5.0% Convertible Senior Notes due 2031 (the “Notes”) of Heron Therapeutics, Inc. (the “Company”) hereby irrevocably exercises the option to convert the Notes, or a portion hereof (whose principal amount equals $1,000 or an integral multiple of $1,000 in excess thereof) below designated, at the Company’s option, into cash, shares of common stock, par value $0.01 per share (“Common Stock”) or a combination of cash and shares of Common Stock as indicated below, together, if applicable, with cash in lieu of fractional interests in Common Stock as determined in accordance with the terms of that certain Note Purchase Agreement, dated August 8, 2025, by and between the Company and Rubric Capital Management LP, as agent for the Purchasers (the “Note Purchase Agreement”), referred to in the Notes, and directs that any cash payable and any Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered holder hereof unless a different name is indicated below.

If any Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Note Purchase Agreement. All capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Note Purchase Agreement.

Principal amount to be converted to be settled in cash:

$_____________________________

and/or

Principal amount to be converted to be settled in shares of Common Stock:

$ ______________________________

Dated:

____________________________

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered Holder.

(Name) (Address)

Please print name and address (including zip code) (Social Security or other Taxpayer Identifying Number) Dated:

____________________________

Signature(s)

(Sign exactly as such Person’s name appears above)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.)

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To:  Heron Therapeutics Inc.

The undersigned registered owner of this Note hereby requests and instructs Heron Therapeutics Inc. to pay to the registered holder hereof, in accordance with the applicable provisions of the Note Purchase Agreement referred to in this Note, the Fundamental Change Purchase Price on the Fundamental Change Purchase Date pursuant to Section 9.1 of such Note Purchase Agreement.

Principal amount to be purchased (if less than all):

$

Certificate number (if Notes are in certificated form)

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Social Security or Other Taxpayer Identification Number

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received,

____________________________

hereby sell(s), assign(s) and transfer(s) unto

(Please insert social security or Taxpayer Identification Number of assignee)

the within Note, and hereby irrevocably constitutes and appoints to transfer the said Note on the books of the Company, with full power of substitution in the premises.

The undersigned hereby certifies that such transfer complies with Section 11.2 of the Note Purchase Agreement.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the such Note, the undersigned confirms that such Note is being transferred:

☐	To Heron Therapeutics, Inc. or a subsidiary thereof; or

☐	Pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended; or

☐	To a qualified institutional buyer in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to an exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

TO BE COMPLETED BY PURCHASER IF THE THIRD BOX ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date Signed:

Unless one of the above boxes is checked, the Company will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof, provided that if the fourth box is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Company shall not be obligated to register this Note in the name of any Person other than the holder hereof unless and until the conditions to any such transfer of registration set forth herein shall have been satisfied.

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee)

EXHIBIT B

PLAN OF DISTRIBUTION

The selling stockholders, which shall include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through agreements between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.